Exhibit 99.1

Acceleron Pharma Reports Second Quarter 2014 Financial Results

-- Encouraging interim data presented from five phase 2 clinical trials --
-- Two additional phase 2 studies initiated --
-- Pipeline advancement and expansion demonstrate potential value of late-stage clinical opportunities --

Cambridge, Mass. – August 12, 2014 – Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases, today provided a corporate update and reported financial results for the second quarter ended June 30, 2014.

“This has been a period of tremendous momentum at Acceleron with the rapid progress and expansion of our clinical pipeline,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “We presented encouraging interim clinical data from five different ongoing phase 2 clinical trials across all three of our clinical programs, in particular our hematology programs partnered with Celgene. These results illustrate the significant number of distinct opportunities in our pipeline to generate clinically and commercially promising therapies and we look forward to presenting additional exciting data at major medical conferences later this year.”

Recent Highlights and Current Updates

Clinical Development Programs

•
Positive interim data from phase 2 study of dalantercept in combination with axitinib in renal cell carcinoma (RCC) presented at ASCO – Acceleron presented encouraging safety and efficacy data from the dose escalation stage of the ongoing phase 2 clinical trial at the annual meeting of the American Society of Clinical Oncology (ASCO) in June.

•
Initiation of the randomized, placebo-controlled stage of the ongoing Phase 2 study of dalantercept in combination with axitinib in RCC patients – The Company initiated the randomized, placebo-controlled study (part 2) of dalantercept in combination with axitinib versus placebo plus axitinib. The primary endpoint of part 2 of the trial will be progression-free survival.

•
Initiation of the Phase 1b study of dalantercept in hepatocellular carcinoma (HCC) – Acceleron initiated a clinical trial of dalantercept in combination with sorafenib, a VEGF antagonist approved for treatment of advanced HCC, in first-line patients. The endpoint for the study is safety, tolerability and a recommended dose for a phase 2b study. Similar to the therapeutic strategy being used in the renal cell carcinoma study, we believe the combination of a VEGFR TKI plus dalantercept will more fully inhibit angiogenesis than just a VEGF antagonist and thereby may provide a better clinical outcome for patients.

•
Positive interim data showing increases in hemoglobin or reductions in transfusion burden from the sotatercept and ACE-536 clinical trials in beta-thalassemia and myelodysplastic syndromes (MDS) presented at EHA – Acceleron and Celgene investigators gave three oral presentations highlighting encouraging safety and efficacy data from the sotatercept and ACE-536 clinical trials in beta thalassemia patients and the ACE-536 clinical trial in MDS patients at the annual meeting of the European Hematology Association (EHA) in June.

•
Early signs of activity from phase 2a study of sotatercept in end-stage renal disease patients presented at two clinical meetings – An interim analysis from an ongoing Phase 2a clinical trial of sotatercept in end-stage renal disease patients on hemodialysis indicated that sotatercept produced dose dependent increases in hemoglobin. These data were presented at the National Kidney Foundation Spring Clinical Meeting and at the European Renal Association – European Dialysis Transplantation Association annual meeting.

•
ACE-536 granted orphan designation by EMA – The European Medicines Association (EMA) granted orphan designation to ACE-536 for the treatment of beta-thalassemia patients and myelodysplastic syndromes patients. Collectively, FDA orphan designation has been granted for both sotatercept and

ACE-536 for MDS and beta-thalassemia and EMA orphan designation has been granted for ACE-536 for MDS and beta-thalassemia.

•
ACE-536 nonproprietary name is luspatercept – The United States Adopted Names (USAN) Council has approved the name “luspatercept” for ACE-536 and we expect the World Health Organization’s International Nonproprietary Name (INN) group to also approve the name in the near future.

•
Positive preclinical data with ACE-536 in a murine model of sickle cell disease presented at EHA – Acceleron scientists presented data in a mouse model of sickle cell disease. Following one month of treatment, RAP-536 (murine version of ACE-536) significantly increased red blood cell (RBC) number and hemoglobin compared to placebo treatment in sickle cell disease (SCD) mice. Other clinically important parameters improved, such as a decrease in number of reticulocytes and irreversibly sickled cells. Sickle cell disease, like beta-thalassemia, is a hemoglobinopathy, a category of red blood cell diseases, which is among the most common inherited diseases.

Other Business Highlights

•
Antibody discovery collaboration with Adimab – Acceleron continues to leverage its unique understanding of the importance and therapeutic potential of the TGF-β superfamily to create new product candidates. To this end, Acceleron and Adimab have signed a multi-target antibody discovery collaboration against targets selected by Acceleron. Acceleron has the worldwide rights to develop and commercialize antibodies resulting from the collaboration.

Upcoming Milestones

•
Interim data from sotatercept phase 2a clinical trial in end-stage renal disease patients at ASN – Acceleron’s collaboration partner Celgene intends to present additional interim data at the annual meeting of the American Society of Nephrology (ASN) in November.

•
Interim data from sotatercept and ACE-536 phase 2 clinical trials in beta-thalassemia and MDS patients at ASH – Acceleron and Celgene intend to present additional interim data at the annual meeting of the American Society of Hematology (ASH) in December for these programs in patients with beta-thalassemia and MDS.

•
Initiation of a phase 1 clinical trial with ACE-083 – Acceleron is conducting development activities in preparation for the submission of an Investigational New Drug (IND) application for its clinical candidate ACE-083, a locally acting protein therapeutic designed to increase muscle mass and strength. Acceleron plans to initiate a phase 1 clinical trial in the second half of 2014.

Financial Results

•
Cash Position – Cash and cash equivalents as of June 30, 2014 were $204.3 million. Acceleron expects that its cash and cash equivalents balance as of June 30, 2014, will be sufficient to fund the Company’s operations into the second half of 2017.

•
Revenue - Collaboration revenue was $4.1 million for the second quarter of 2014 compared to $26.4 million for the comparable period in 2013. The decrease for the second quarter of 2014 compared to the comparable period in 2013 was driven by recognition of $22.8 million of deferred revenue resulting from termination of the ACE-031 collaboration agreement in June 2013.

•
R&D Expenses – Research and development expenses were $12.7 million in the second quarter of 2014, compared to $8.9 million in the same period in 2013. This $3.8 million increase was primarily due to increases in direct program expenses.

•
Litigation settlement – In the three months ended June 30, 2014 we recorded $5.0 million as a condition of a settlement with the Salk Institute for Biological Studies compared to zero in the same period in 2013.

•	G&A Expenses – General and administrative expenses were $3.7 million in the second quarter of 2014, compared to $3.4 million for the same period in 2013.

•
Net Loss – Our net loss was $16.6 million for the second quarter of 2014, compared to a net gain of $13.1 million for the comparable periods in 2013. The second quarter of 2014 results were affected by a gain of $0.7 million associated with marking to market warrants to purchase of common stock, which are treated as liabilities, as a result of the value of the warrants declining between March 31, 2014 and June 30, 2014 primarily due to the change in the Company’s common stock price during that period. The second quarter 2013 net income of $13.1 million resulted primarily from recognition of $22.8 million of deferred revenue resulting from with the termination of the ACE-031 deal with Shire during that quarter.

Conference Call, Webcast and Prepared Statement Information

The company will host a conference call and live audio webcast to report its first quarter financial results for 2014 and provide a corporate update on August 12, 2014, at 8:30 AM EDT. To participate by teleconference, please dial 877- 312-5848 (domestic) or 253-237-1155 (international) and refer to the “Acceleron Q2 Earnings Call.” To access the live webcast and read the Company’s prepared statement for this earnings call, please select “Events & Presentations” in the Investors & Media section on the Company’s website (www.acceleronpharma.com). To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be archived on the Company’s website and accessible approximately two hours after the event.

About Acceleron
Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases. The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-β) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action. These protein therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.
For more information, please visit www.acceleronpharma.com.

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(unaudited)

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$204,250	$113,163
Other assets	10,394	10,569
Total assets	$214,644	$123,732

Accrued expenses	11,475	6,927
Notes payable, net of discount	—	16,868
Deferred revenue	6,629	7,651
Warrants to purchase common stock	21,512	30,753
Other liabilities	5,201	3,721
Total liabilities	44,817	65,920
Total stockholders’ equity	169,827	57,812
Total liabilities and stockholders’ equity	$214,644	$123,732

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)
(unaudited)

	Three Months Ended June 30,
	2014	2013
Collaboration revenue	4,078	26,427
Costs and expenses:
Research and development	12,677	8,911
Litigation settlement	5,000	—
General and administrative	3,712	3,365
Total costs and expenses	21,389	12,276
(Loss) income from operations	(17,311)	14,151
Other income (expense), net	761	(1,073)
Net (loss) income	$(16,550)	$13,078
Accretion of dividends, interest, redemption value and issuance costs on redeemable convertible preferred stock	—	(6,843)
Net (loss) income applicable to participating securities	—	(5,492)
Net (loss) income applicable to common stockholders—basic	$(16,550)	$743
Net (loss) income per share applicable to common stockholders:
Net (loss) income	$(16,550)	$13,078
Accretion of dividends, interest, redemption value and issuance costs on redeemable convertible preferred stock	—	(6,843)
Net (loss) income applicable to participating securities	—	(5,000)
Net (loss) income applicable to common stockholders—diluted	$(16,550)	$1,235
Net (loss) income per share applicable to common stockholders— basic and diluted:
Basic	$(0.52)	$0.30
Diluted	$(0.52)	$0.28
Weighted-average number of common shares used in computing net (loss) income per share applicable to common stockholders:
Basic	31,552	2,438
Diluted	31,552	4,457

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including sotatercept, ACE-536, dalantercept, or ACE-083 and the Company’s TGF-β superfamily program generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company’s planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the Company’s cash position will be insufficient to fund operations into the second half of 2017, that preclinical testing of the Company’s compounds and preliminary data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, that the Company may be delayed in initiating or completing any clinical trials, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Registration Statement on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on March 17, 2014, and other filings that the Company may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:

Acceleron Pharma Inc.
Kevin F. McLaughlin
Senior Vice President and Chief Financial Officer
617-649-9204

Media contact:
Maureen L. Suda
Suda Communications LLC
585-387-9248

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